Exhibit 99.1

                  American Spectrum Realty Announces
                     Termination of Tender Offer

    HOUSTON--(BUSINESS WIRE)--May 4, 2007--American Spectrum Realty, Inc. ("ASR") (AMEX:AQQ) has terminated its "mini tender" offer to purchase 485,000 shares of Whitestone REIT, formerly known as Hartman Commercial Properties REIT, since the litigation continues between Whitestone REIT and the REIT founder, Al Hartman and ASR has concluded that the cost of the ongoing litigation expense has materially adversely affected the financial condition of Whitestone REIT.

    ASR will not purchase any of the Whitestone REIT stock at this time. ASR may review the investment opportunity when all of the litigation is settled.

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 29 office, industrial, and retail properties aggregating approximately 2.5 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    CONTACT: American Spectrum Realty, Inc.
             Chairman, President and CEO
             William J. Carden, 713-706-6200